Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NewStar Financial, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-1 of NewStar Financial, Inc. of our report dated September 19, 2006, with respect to the consolidated balance sheets of NewStar Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2005 and for the period from June 18, 2004 (commencement of operations) to December 31, 2004.

/s/ KPMG LLP

Boston, Massachusetts

December 13, 2006